UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

______________

FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 23, 2011

ASHLAND INC.
(Exact name of registrant as specified in its charter)

Kentucky
(State or other jurisdiction of incorporation)

1-32532	20-0865835
(Commission File Number)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
P.O. Box 391
Covington, Kentucky  41012-0391
Registrant’s telephone number, including area code (859) 815-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

On August 23, 2011, Ashland Inc. (“Ashland”) completed the acquisition of International Specialty Products Inc. (“ISP”) pursuant to the terms of the Stock Purchase Agreement, dated May 30, 2011, among Ashland and the shareholders of ISP (the “Stock Purchase Agreement”).  Pursuant to the terms of the Stock Purchase Agreement, Ashland acquired all of the outstanding equity interests of ISP.  The purchase was an all-cash transaction for $3.2 billion, reduced by the amount of ISP’s net indebtedness at closing.  The purchase price is also subject to a post-closing adjustment based on changes in ISP’s net Working Capital (as defined in the Stock Purchase Agreement) at closing. In addition, the purchase price will be subject to post-closing adjustment to the extent that certain termination costs for interest rate hedging swaps, certain change in control payments and accrued pension and other post-employment benefit liabilities of ISP exceed specified amounts. The description of the Stock Purchase Agreement is qualified in its entirety by the full text of the agreement attached as Exhibit 2.1 to a Current Report on Form 8-K dated May 31, 2011.

Item 8.01.  Other Events

On August 23, 2011, Ashland issued a news release announcing the completion of the acquisition of ISP.  A copy of this press release is attached as Exhibit 99.1 hereto.

Item 9.01.  Financial Statements and Exhibits

(a)        Financial Statements of Business Acquired

As permitted by Item 9.01(a)(4) of Form 8-K, Ashland will file the financial statements required by this item of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(b)        Pro Forma Financial Information

As permitted by Item 9.01(b)(2) of Form 8-K, Ashland will file the financial information required by this item of Form 8-K pursuant to an amendment to this Current Report on Form 8-K not later than seventy-one (71) calendar days after the date this Form 8-K must be filed.

(d)        Exhibits

Exhibit	Description

99.1	News release, dated August 23, 2011, announcing the completion of the acquisition of International Specialty Products Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASHLAND INC.
(Registrant)

August 23, 2011	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President and General Counsel

EXHIBIT INDEX

99.1	News release, dated August 23, 2011, announcing the completion of the acquisition of International Specialty Products Inc.